Exhibit 10

License Agreement

This License Agreement (the “Agreement”) is made effective this 11th day of April, 2013 (the “Effective Date”), by and between Wireless Ronin Technologies Inc., a Minnesota corporation with its principal office at Baker Technology Plaza, Suite 475, 5929 Baker Road, Minnetonka, MN 55345 (“WRT”) and Delphi Display Systems, Inc., a Delaware corporation (“Delphi”) with its principal office located at 3160 Pullman St, Costa Mesa, CA 92626. Each of WRT and Delphi may hereafter be referred to as a “Party” or collectively as the “Parties.”

Recitals

Delphi is a leading supplier of hardware and software technologies to quick service restaurant brands. WRT is a leading marketing technologies company that develops, markets and licenses software under the RoninCast® trademark and sells hardware and services;

Delphi is experienced and engaged in the business of marketing and selling the kinds of products and services developed, licensed and sold by WRT;

The Parties wish to specify terms and conditions of a perpetual license to Delphi of the WRT RoninCast® 4.0 HTML5-based software product as revised from time to time for Delphi’s exclusive use in the global quick service restaurant industry, pump top video industry and other markets as mutually agreed upon by WRT and Delphi (Those “Target Markets” are more specifically defined below in Section 1.2). WRT and Delphi enter this Agreement allowing Delphi to commercially sublicense the Software (as defined below);

This Agreement also specifies terms and conditions pursuant to which WRT will provide network operations center hosting, maintenance and technical support services to Delphi customers; and

In consideration of the respective covenants of WRT and Delphi as set forth in this Agreement and other good and valuable consideration, the receipt, sufficiency and nature of which WRT and Delphi each acknowledge, WRT and Delphi agree as follows:

Definitions.

The defined terms used in this Agreement shall have the meanings designated below or as set forth elsewhere herein:

“Software” shall mean WRT RoninCast® 4.0 HTML5-based software product as revised from time to time.

“Documentation” shall mean that software design, architecture, training, implementation, support and other relevant technical information relating to the Software. Documentation shall not include source code.

“WRT Services” shall mean hosting, software maintenance and technical support services provided by WRT to support End Users through WRT’s network operations center (“NOC”).

“End Users” shall mean all customers of Delphi to which Delphi has sublicensed the Software.

“WRT Trademarks” shall mean all trademarks and service marks owned and used by WRT. WRT Trademarks are not limited to all trademarks and service marks that WRT has registered with applicable governmental authorities.

“WRT Copyrights” shall mean all works produced and owned by WRT that are subject to copyright pursuant to applicable law.

Index to Exhibits.

The following exhibits to this Agreement form essential portions of this Agreement and are specifically incorporated by reference:

Exhibit A: Delphi Pricing; Minimum Quantities.

Exhibit B: Example Network Operations Center Service Level Agreement.

Exhibit C: End User License Agreement (“EULA”)

Exhibit D: WRT Trademarks and Copyrights

1. Grant of License

1.1 License. Subject to the other terms and conditions of this Agreement, upon execution of this Agreement and receipt of payment pursuant to Section 2.1, WRT grants to Delphi, an exclusive, worldwide, perpetual license to use and sublicense WRT’s Software directly to End Users for any and all applications in the Target Markets. Subject to the other terms and conditions of this Agreement and upon execution of this Agreement, WRT will supply Delphi with one (1) electronic copy of all Documentation and object, not source, code (the source code to be escrowed on typical terms for the benefit of Delphi in the event of a default pursuant to Article 3). Subject to the other provisions of this Agreement, WRT confirms that exclusive right to use the Software for applications in the Target Markets for the term specified in Section 1.4 below belongs to Delphi and to Delphi’s sublicensees, and during such term, WRT shall not be permitted to use the Software or any portion or derivatives thereof for applications in the Target Markets or any other markets exclusive to Delphi as mutually agreed by the parties. The license to the Software granted to Delphi includes updates to the Software as part of the fees paid for hosting and support as outlined in Sec. 2.3 as WRT may make such updates from time to time; if and when available.

1.2 Ownership. WRT shall retain ownership of the Software, subject to the exclusive grant of a license to Delphi in the Target Markets in accordance with the other terms and conditions of this Agreement.

a. “Target Markets” shall consist of (i) QSR’s (as defined below), (ii) Pump Toppers (also as defined below) and (iii) other mutually agreed markets as the parties may later determine.

(i) “QSR’s” shall be defined as those quick service restaurants or food service providers that have a Substantial Number of Drive Through locations.

(A) “Substantial Number” shall mean not less than twenty locations of all locations of such quick service restaurants.

(B) “Drive Through” shall mean a QSR with

(I) a separate motor vehicle lane or lanes stopping at one or more windows along that outdoor motor vehicle lane or lanes with a point of sale terminal or terminals to order and pick up food prepared on premises, or

(II) a traditional drive in location at which customers place orders for food from their motor vehicles using fixed location devices on site while such customers’ motor vehicles are parked in covered spots closely adjacent to the restaurant and such parking place was built originally and exclusively for receipt of food. Except for the forgoing, for clarity, Drive Throughs do not include those restaurants that deliver food to a parking lot space by an employee walking out of a door to deliver food to a waiting motor vehicle but which restaurants do not have a separate motor vehicle lane with an order window.

b. “Pump Toppers” shall consist of display devices located on gasoline and/or diesel fuel dispensing devices used for automobile and truck refueling.

c. Other Markets.

(i) Delphi’s Other Markets. Delphi may request WRT’s consent to other uses of the Software not interfering with WRT’s use or planned use or marketing of the Software for applications outside the Target Markets. Delphi may request an additional license to market and sublicense the Software directly to End Users outside the Target Markets subject to the written approval by WRT.

(ii) WRT Rights within Target Markets. If a company within the Target Markets initiates contact with WRT for the purpose of receiving Software and related services from WRT, and such company, after WRT’s referral to Delphi and without compulsion from WRT to forego doing business with Delphi, declines, in writing, to proceed with Delphi for good cause shown, Delphi shall permit WRT to license the Software and to sell services to such company notwithstanding the other provisions of this Agreement.

(iii) Delphi’s Rights Limited to Target Markets. Except as otherwise explicitly agreed in writing by WRT, Delphi shall only sublicense the Software directly to End Users within the Target Markets and Delphi’s rights to use or sublicense the Software shall be limited exclusively to the Target Markets and Delphi shall not, nor shall it permit any of its sublicensees, to use or sublicense the Software outside the Target Markets. Delphi may request an additional license for deployment outside the Target Markets, and subject to payment of commercially reasonable, mutually agreed compensation, such consent shall not be unreasonably withheld.

(iv) Exclusive Relationship. Within the Target Markets, Delphi shall not form any contract or other arrangement with any third party to market, license, sublicense or sell software that competes with the Software. Delphi may use other third party software in its own manufactured systems if so directed by a Delphi customer or prospective customer so long as such third party software is not licensed, sublicensed or resold by Delphi.

1.3 Rights to the Software within the Target Markets; Delphi Development of Competitive Software Product. Within the Target Markets, Delphi may use, enjoy and obtain economic benefit from the Software, including entering into sublicense arrangements directly to End Users on any terms Delphi deems reasonable. Pursuant to the terms and conditions of Section 1.5 below describing “Derivative Works,” WRT acknowledges that Delphi may develop its own software to facilitate interface with the Software for application in Delphi’s own business or in the businesses of Delphi’s sublicensees. During the term of this Agreement, Delphi shall not form an agreement with a third party to develop or resell software to compete with the Software in any market. Should Delphi elect to develop software that would compete with the Software for a specific customer or market application (“the Competing Software”), prior to Delphi developing such software, Delphi will grant WRT a right of first refusal to develop the Competing Software at a cost equal or less than Delphi’s reasonable, documented costs to develop the Competing Software.

1.4 Exclusivity Period; WRT Retention of Rights Not Otherwise Granted. Except as otherwise specifically agreed in the Agreement, WRT also agrees that for a period of five (5) years following the Effective Date (the “Exclusivity Period”), WRT shall not market, sell, or otherwise promote, either directly or indirectly, any product with substantially similar functionality to the Software to the Target Markets. WRT will retain all rights to use, market, license, sublicense and sell the Software except as may otherwise be explicitly granted to Delphi pursuant to the Agreement. The License herein shall continue following the Exclusivity Period on the terms herein, but exclusivity of the license to the Software in the Target Markets shall terminate upon the earlier of the termination of the license itself or upon the expiration of the Exclusivity Period. (See Article 5 regarding term and termination of this Agreement.)

1.5 WRT Technical Guidance for Derivative Works. Under terms of a separate statement of work, WRT will provide Delphi with technical guidance regarding the Software in connection with Delphi’s creation of any Delphi Derivative Works. “Derivative Works” shall be software owned by Delphi and will not incorporate any substantial portions of the Software but rather will be written to facilitate interface between Delphi software or third party software used by Delphi and the Software. Such statement of work will provide that WRT shall be compensated for services it may provide to develop the Derivative Works at a rate that is commercially reasonable and mutually agreeable by both parties and set forth in the statement of work. The WRT Services Fee, the per Node monthly hosting and maintenance fee is specified on Exhibit A, and is entirely separate from the technical guidance provided to Delphi regarding Derivative Works.

1.6 Nodes, Media Players and Minimum Performance Standards. For clarification purposes, a “Node” is defined as a single Media Player or end point where digital media content is delivered. A “Media Player” is a device with at least one CPU that is capable of playing content using RoninCast® software used for display output. A single screen or multiple screens driven by a single Media Player would constitute a single Node. Accordingly, Delphi agrees to achieve an install base of licensed Nodes of the Software according to the schedule attached hereto as Exhibit A. Delphi agrees that notwithstanding the fact that Delphi may have less than the number of Nodes described on Exhibit A at any particular time, Delphi has committed to paying WRT not less than the Annual Minimum Hosting Fees as shown on Exhibit A not later than 30 days following the end of each year during the term of the Agreement.

2. Fees

2.1 One-Time License Fee and Node License Fee. Delphi will pay WRT a one-time fee (“One-Time License Fee”) specified in Exhibit A for a perpetual license as described in Section 1.1 above granted hereunder payable upon execution of this Agreement in immediately available funds paid within two business days of such full execution. Delphi shall also pay WRT the license fee (“Node License Fee”) per Node running the Software within 30 days following sublicense of such Software for each Node installed as shown in Exhibit A. Upon receipt of the One-Time License Fee, WRT shall make the Software and Documentation available to Delphi by electronic means mutually agreed by the parties.

2.2 Payment Terms. Invoices that WRT presents to Delphi for payment for amounts Delphi owes WRT pursuant to this Agreement will be stated and payable in U.S. dollars and are net thirty (30) days for invoices provided by regular mail or other written format. Any balance not paid within the terms specified above and ten days following demand by WRT for payment of undisputed and late payment amount (which demand shall only be required to be made once and late charges shall apply without demand as to subsequent payment defaults on undisputed amounts) will be subject to a charge of 1% per month, or the highest legal rate applicable to such balance, whichever is less. Delphi will bring any disputed amounts to WRT’s attention in writing not more than ten days following receipt of an invoice from WRT, in which case no additional finance charges shall be accrued pending resolution of the dispute. If Delphi does not bring such a dispute to WRT’s attention within that ten day period, WRT may treat that amount as due and payable according to the terms originally stated for that disputed amount.

2.3 Fees for Support and WRT Services. Delphi shall pay WRT for WRT Services including hosting and support of Delphi’s proprietary software and database applications (“WRT Services Fee”) during the term of the Agreement at a rate specified on Exhibit A per month per licensed Node. Support services included in WRT Services to be provided by WRT as follows:

a)	Level 2 & 3 support during Delphi’s normal business hours of 8am to 5pm Pacific Time, Monday Through Friday.

b)	Level 1, 2 & 3 support all other hours, on a 24/7/365 basis.

(i)	“Level 1” support is that technical support that WRT or Delphi provides with telephone and internet/email assistance to End Users through their respective NOC’s.

(ii)	“Level 2” support is technical support that WRT cannot provide solely to End Users in reliance upon NOC personnel and must resort to WRT’s technical services group (“TSG”) which has expertise regarding hardware and operating systems that exceeds that of WRT NOC personnel.

(iii)	“Level 3” support is that technical support which WRT cannot provide to End Users in reliance upon NOC and TSG personnel. Upon NOC and/or TSG personnel determining that they cannot resolve the issue and that the issue to be resolved derives from the Software, NOC and/or TSG will refer that issue to WRT’s development personnel most familiar with the particular aspects of the Software believed to cause the issue so that development personnel can resolve that issue.

c)	WRT will perform its responsibilities to provide WRT Services substantially according to the terms and conditions in the example service level agreement (SLA) shown in Exhibit B. The example SLA in Exhibit B will be used as a basis for modification to develop similar such service level agreements on a customer-specific basis as mutually agreed by the Parties. WRT represents that it can provide at a minimum, the level of services as defined in Exhibit B; provided, however, that additional or enhanced services that WRT may provide will be subject to commercially reasonable compensation to WRT for such services and the mutual agreement of the Parties.

2.4 Content. Delphi shall also contract, at its sole discretion, content-creative services from WRT during the term of the Agreement at a rate to be negotiated and with the prices and terms for such preferred support to be detailed in a subsequent written agreement or agreements.

3. Escrow Agreement

3.1 Escrow Agent. At closing, WRT and Delphi shall appoint an escrow agent under a customary agreed form of escrow agreement to hold one copy of all the constituent elements of the Software including but not limited to text, data, source and object code, user and Documentation (“Escrow Contents”) for all Software licensed to Delphi in connection with the Agreement. WRT shall update the Escrow Contents to the latest version upon initial appointment of the escrow agent and on a quarterly basis thereafter to the extent that the Software has been updated or modified.

3.2 Release Events. The occurrence of any of the following events (“Release Events”) shall provide to Delphi the right to request the escrow agent to release and deliver the Escrow Contents to Delphi and there shall be delivery of the Escrow Contents, including source code for the Software, to Delphi as further described pursuant to Section 6.7 below:

a.	WRT ceases to carry on business;

b.	WRT becomes bankrupt, insolvent or the subject of receivership; or

c.	WRT or any successor thereto improperly terminates or materially fails to support the license or otherwise commits a material breach of the Agreement and (i) where such default is capable of cure and does not impede the use of the technology, fails to cure such breach within 30 days following receipt of written notice of such breach from Delphi; or (ii) in the case of an incurable default or a default in a circumstance where Delphi’s use of the Software and related technology is interrupted without resolution for not less than three consecutive business days following Delphi’s written notice to WRT, immediately upon default.

4. Delphi Responsibilities.

4.1 Marketing. Delphi shall use its reasonable best efforts to market, promote, and sublicense the Software within the Target Markets. Delphi shall be subject to minimum requirements, all as may be set forth in Exhibit A.

4.2 Distribution Channels. Delphi shall be entitled to market and sublicense Software directly to End Users within the Target Markets.

4.3 Reports. Within thirty (30) days after the end of each calendar quarter during the term of this Agreement for months in which Delphi has marketed and sublicensed Software, Delphi shall provide WRT with reports of such sublicensure of Software in such quarter by Delphi and the number of Nodes in operation pursuant to this Agreement.

4.6 Import and Export Requirements. Delphi shall comply with all applicable import and export requirements with respect to the Software and, at its own expense, pay all import and export licenses and permits, custom charges and duty fees, if any, and shall take all other actions, if any, required to accomplish the export and import of the Software licensed by Delphi. Delphi acknowledges that any obligation of WRT to provide Software under this Agreement shall be subject in all respects to all United States laws and regulations governing the license and delivery of technology and products abroad by persons subject to the jurisdiction of the United States. Delphi shall not export, directly or indirectly, any Software or related information without first obtaining all required licenses and approvals from the appropriate government agencies.

4.7 End User Licensing. Delphi shall sublicense each End User to use Software solely for such End User’s internal business purposes within the Target Markets. Each such sublicense shall be granted in an End User license agreement which includes certain restrictions upon the End User’s rights to use Software, and which also expressly provides that (i) WRT may terminate such End User license agreement upon written notice of failure by such End User to comply with the terms of such End User license agreement, or (ii) within five (5) days after termination of such End User license agreement, such End User shall destroy the licensed Software, or return such Software to WRT at such End User’s expense, and (iii) WRT shall be a third party beneficiary of the End User license agreement, and the provisions of such End User license agreement shall be enforceable by WRT and/or Delphi. Such End User license agreement shall be fully executed and in the possession of Delphi prior to distribution of the Software to the End User. See the End User License Agreement (“EULA”) attached hereto as Exhibit C.

4.8 Audit Rights. Delphi shall maintain complete records of sublicensure of Software by Delphi, including without limitation copies of the reports described in the section above captioned “Reports,” for at least three years after the sublicensure of such Software. WRT shall, at any time during the period when Delphi is obliged to maintain such books and records, be entitled to audit such books and records upon thirty (30) days written notice in order to confirm the accuracy of the reports; provided, that no more than one such audit may be conducted in any six-month period. Any such audit shall be performed at WRT’s expense during normal business hours; provided, that the cost of such audit shall be paid by Delphi if such audit reveals an underpayment by Delphi of more than five percent (5%) of the amounts payable by Delphi to WRT in any six-month period. At Delphi’s written request, the auditor shall sign a confidentiality agreement reasonably acceptable to Delphi to protect any of Delphi’s confidential information from use or disclosure for purposes other than to audit Delphi’s records and collect amounts due to WRT by Delphi.

4.09 Feedback from Delphi. Delphi shall provide WRT with prompt written notification of any comments or complaints about Software and WRT Services communicated to Delphi by End Users, and of any problems with Software or its use of which Delphi becomes aware. Such written notification shall be the property of WRT, and shall be considered to be part of WRT’s Confidential Information.

4.10 Referrals to WRT. Delphi agrees to refer all prospective customers to WRT outside the Target Markets or any prospective customers within the Target Markets when Delphi cannot aggressively pursue sublicensure of the Software to those prospective customers for any reason and WRT shall be free to pursue a business relationship with such referred prospective customers without restriction. Similarly, as to any customers or prospects for display systems or other products manufactured and sold by Delphi, regardless of whether such prospects might employ the Software, and that are within the Target Markets who come to the attention of WRT, WRT shall immediately refer such customers or prospects to Delphi, and only during periods after the Exclusivity Period and after such customer or prospect makes an election not to proceed with Delphi, may WRT refer the customer or prospect elsewhere.

5. Term and Termination.

5.1 Term. The term of this Agreement shall commence on the Effective Date set forth in the first paragraph and unless terminated earlier in accordance with the provisions of this Agreement shall continue in force indefinitely until it is terminated in accordance with the section entitled “Termination” below. By expression, the term of this Agreement includes the Exclusivity Period during which this License is exclusive to Delphi and following that period when it is perpetual but not so exclusive.

5.2 Termination.

(a) This Agreement may be terminated pursuant to the terms and conditions as follows:

(i) Either party’s breach of the duty of confidentiality pursuant to this or any other material agreement between the parties shall be grounds for the non-breaching party to terminate this Agreement upon written notice to the breaching party. (See Section 12.9 below.)

(ii) Except as provided in subsection (i) above, failure by either party to comply with any terms or conditions under this Agreement or inaccuracy of any of such party’s representations or warranties hereunder shall entitle the other party to give the party in default notice requiring it to cure such default. If the party in default has not cured such default within thirty (30) days after the receipt of written notice of default, the notifying party shall be entitled, in addition to any other rights it may have under this Agreement or otherwise under law, to terminate this Agreement by giving notice to take effect immediately.

(iii) At Delphi’s sole election in the event of the occurrence of any of the Release Events.

(b) In the event of termination of this Agreement for any reason, the parties shall have the following rights and obligations:

(i) All amounts then or thereafter due or payable under this Agreement shall be immediately due;

(ii) Both parties’ duty of confidentiality shall survive such termination or expiration;

(iii) All of Delphi’s rights and licenses with respect to the Software, WRT Trademarks and WRT Copyrights shall terminate upon termination of this Agreement. All copies of Software, Documentation and Confidential Information of a Party in the other Party’s possession at the time of termination or expiration of this Agreement shall be promptly destroyed or returned, as such Party chooses in its sole discretion. (See Section 6.7 below regarding Delphi rights in Software source code if a release condition occurs pursuant to the escrow agreement.)

(c) Limitation of Liability. In the event of termination by either party in accordance with any of the provisions of this Agreement, neither party shall be liable to the other, because of such termination, for compensation, reimbursement or damages on account of the loss of prospective profits or anticipated sales or on account of expenditures, inventory, investments, leases or commitments in connection with the business or goodwill of either party. Termination shall not, however, relieve either party of any obligations incurred prior to the termination, including, without limitation, the obligation of Delphi to pay WRT for Products purchased or reproduced prior to such termination or for WRT to fulfill its ongoing obligations to provide hosting and support services as long as such services are paid for by Delphi or its customers.

(d) Survival of Certain Terms. The provisions of Articles 2, 3, 7, 8, 9, 11 and 12 and Sections 4.8, 5.2(c.), 6.6 and 6.7 of this Agreement shall survive the expiration or termination of this Agreement for any reason.

6. Intellectual Property Rights.

6.1 WRT Trademarks and WRT Copyrights. Subject to the other terms and conditions of this Agreement, WRT hereby grants to Delphi, and Delphi hereby accepts from WRT, a perpetual, non-exclusive, non-transferable, and royalty-free license to use the WRT Trademarks and WRT Copyrights solely in connection with the marketing, sublicensure and maintenance of the Software in the Target Markets pursuant to the terms of this Agreement. (For a current list of WRT Trademarks and WRT Copyrights, see Exhibit D. WRT may develop additional trademarks and copyrights from time to time in WRT’s discretion.) All such WRT Trademarks and WRT Copyrights shall be used by Delphi in accordance with WRT’s standards, specifications, and instructions, but in no event beyond the term of this Agreement. WRT may inspect and monitor the activities of Delphi to ensure that such use of the WRT Trademarks and WRT Copyrights is in accordance with such standards, specifications, and instructions. Delphi shall acquire no right, title, or interest in WRT Trademarks and WRT Copyrights, other than the foregoing limited license to use such WRT Trademarks and WRT Copyrights within the Target Markets, and Delphi shall not use any WRT Trademarks and WRT Copyrights as part of Delphi’s corporate or tradename or permit any third party to do so without the prior written consent of WRT which consent will not be unreasonably withheld or delayed. Exhibit D also shows trademarks and copyrights owned by Delphi (the “Delphi Trademarks” and “Delphi Copyrights”). Subject to the other terms and conditions of this Agreement, Delphi hereby grants to WRT, and WRT hereby accepts from Delphi, a perpetual, non-exclusive, non-transferable, and royalty-free license to use the Delphi Trademarks and Delphi Copyrights solely in connection with discharging its responsibilities pursuant to this Agreement and for promoting the WRT Services and sublicensure of the Software through Delphi. All such Delphi Trademarks and Delphi Copyrights shall be used by WRT in accordance with Delphi’s standards, specifications, and instructions, but in no event beyond the term of this Agreement. Delphi may inspect and monitor the activities of WRT to ensure that such use of the Delphi Trademarks and Delphi Copyrights is in accordance with such standards, specifications, and instructions. WRT shall acquire no right, title, or interest in Delphi Trademarks and Delphi Copyrights, other than the foregoing limited license to use such Delphi Trademarks and Delphi Copyrights within the Target Markets, and WRT shall not use any Delphi Trademarks and Delphi Copyrights as part of WRT’s corporate or tradename or permit any third party to do so without the prior written consent of Delphi which consent will not be unreasonably withheld or delayed.

6.2 Infringement. Delphi shall promptly notify WRT in writing of any unauthorized use of the Software, WRT Trademarks or WRT Copyrights or similar marks which may constitute an infringement of the Software, WRT Trademarks and WRT Copyrights.

6.3 Conflicting Usage. Delphi shall not adopt, use or register any words, phrases, or symbols, which are identical to or confusingly similar to any WRT Trademarks or WRT Copyrights. Upon termination or expiration of this Agreement, Delphi shall cease and desist from all use of the WRT Trademarks and Copyrights. Delphi may not, directly or through any person or entity, in any form or manner, copy, distribute, reproduce, incorporate, use or allow access to the Software or modify, prepare Secondary Works of, decompile, reverse engineer, disassemble or otherwise attempt to derive source code or object code from the Software, except as explicitly permitted under this Agreement or otherwise agreed in writing. Delphi will take appropriate steps with End Users, as WRT may request, to inform them of and assure their compliance with the End User Restrictions. “Secondary Work” shall mean work that is based upon one or more preexisting works, such as a revision, modification, translation, abridgment, condensation, expansion, or any other form in which such preexisting works may be recast, transformed or adapted and that if prepared without the authorization of WRT as the owner of the preexisting work would constitute copyright infringement or other infringement of WRT’s proprietary rights in such preexisting work. Similarly, WRT shall not adopt, use or register any words, phrases, or symbols, which are identical to or confusingly similar to any Delphi Trademarks or Delphi Copyrights. Upon termination or expiration of this Agreement, WRT shall cease and desist from all use of the Delphi Trademarks and Copyrights.

6.4 End User Restrictions. All End User licenses of the Product shall include provisions that:

a)	the End User is granted only a personal, nontransferable, and nonexclusive right to use the Software only for its internal business purposes;

b)	WRT or its licensors retain all of their intellectual property rights in the Software, and no title to such intellectual property is transferred to the End User;

c)	the End User agrees not to reverse assemble, decompile, or otherwise attempt to derive source code from the Software;

d)	the End User agrees to comply with all export and re-export restrictions and regulations of the Department of Commerce or other United States agency or authority, and not to transfer, or authorize the transfer, of the Software to a prohibited country or otherwise in violation of any such restrictions or regulations;

e)	WRT is a direct and intended beneficiary of the End User license and may enforce it directly against the End User;

f)	the End User receives a warranty on the Software from WRT which expressly disclaims any implied warranties of merchantability or fitness for a particular purpose; and

g)	WRT shall not be liable to the End User for any indirect, consequential, incidental or special damages arising out of the use or license of the Software.

6.5 Notices of WRT Rights. All documents and software containing Software must include WRT’s patent, copyright and proprietary rights notice as provided by WRT. Delphi will present and promote the sublicensure of the Software fairly. Delphi may use WRT’s product names in Delphi’s advertising and promotional media provided (i) that Delphi conspicuously indicates in all such media that such names are trademarks of WRT and (ii) that Delphi submits all such media to WRT for prior approval and satisfies the requirements set forth in this Article 6 entitled “Intellectual Property Rights” and all of this section’s subsections. Upon termination of this Agreement for any reason, Delphi will immediately cease all use of Software’s names and the WRT Trademarks and, at Delphi’s election, destroy or deliver to WRT all materials in Delphi’s control or possession which bear such names and trademarks, including any sales literature. Delphi will not challenge any intellectual property rights claimed by WRT in such trademarks.

6.6 WRT Ownership. Except as otherwise specifically stated in this Agreement, the parties agree that, as between WRT and Delphi, (i) all right, title and interest in the WRT Trademarks, WRT Copyrights and Software, including, without limitation, underlying source code and all patents, copyrights, trade secrets and other intellectual property rights are the exclusive property of WRT; (ii) Delphi has no ownership rights in the Software and any source code within the Software; and (iii) Delphi shall not take any action with respect to the Software, WRT Trademarks or WRT Copyrights inconsistent with the foregoing acknowledgement.

6.7 Delphi Rights in Source Code. The source code underlying Software and any portions or copies thereof shall at all times remain the property of WRT and Delphi shall have no right, title or interest therein except for the licenses expressly granted in this Agreement except in the event of a release condition pursuant to any escrow agreement by and between WRT, Delphi and their mutually agreed escrow agent. Under such circumstances, Delphi shall have a non-exclusive, perpetual license to the Software, including the source code within the Target Markets and subject to the other restrictions of this Agreement. WRT shall retain its ownership interest but Delphi shall be free to prepare Secondary Works based upon the Software and its source code. Except as otherwise specifically provided in this paragraph in reference to a release condition under any escrow agreement by and among WRT, Delphi and a third party escrow agent, neither Delphi nor any End User of Delphi may reverse engineer, decompile, modify, copy or disassemble the Software. Under no circumstances shall this Agreement be considered or construed in any way as the sale of the Software or underlying source code or a sale of any copy thereof, whether WRT or Delphi makes such copy. Delphi agrees to take all actions reasonably requested by WRT to protect the rights of WRT in the Software and agrees to assign to WRT all rights to unauthorized modifications made to the Software by Delphi (“Delphi Unauthorized Modifications”) for use outside the Target Markets only, and provided Delphi shall have and continue to co-own any such Delphi Unauthorized Modifications and the exclusive right to use those modifications within the Target Markets. Following the Exclusivity Period, WRT may license the Delphi Unauthorized Modifications subject to payment to Delphi of a pre-negotiated royalty payment therefor.

7. Taxes; Responsibility for Payment. Each party shall pay its own income, franchise, sales, use, personal property, ad valorem, value added, stamp or other taxes, levies, customs duties or other fees, together with all penalties, fines and interest thereon that in any way arise out of this Agreement, whether on or measured by the price, the products, the services furnished, or their use, however designated, levied or based.

8. Representations.

8.1 WRT’s Representations. WRT represents to Delphi that WRT has full corporate power to enter into this Agreement and to perform its obligations hereunder, and that the person signing this Agreement on behalf of WRT has full authority to do so. WRT further represents and warrants that this Agreement is legal, valid, and binding upon WRT and is enforceable in accordance with its terms.

8.2 Delphi’s Representations. Delphi represents to WRT that Delphi has full corporate power to enter into this Agreement and to perform its obligations hereunder, and that the person signing this Agreement on behalf of Delphi has full authority to do so. Delphi further represents and warrants that this Agreement is legal, valid, and binding upon Delphi and is enforceable in accordance with its terms.

9. Enforcement of Agreement.

9.1 Applicable Law. This Agreement will be governed by and construed in accordance with the laws of the State of Minnesota except with respect to the rules relating to conflicts of laws.

9.2 Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by binding arbitration at the offices of Delphi’s counsel or of the American Arbitration Association (the “AAA”) in the Denver Colorado area. The arbitration will be conducted in accordance with the rules of the AAA then in effect. In the event of a conflict, the provisions of this document will control. The arbitration will be conducted before a single arbitrator, regardless of the size of the dispute, and the arbitrator shall be a licensed attorney with not less than 15 years’ experience. Any issue concerning the extent to which any dispute is subject to arbitration, or concerning the applicability, interpretation, or enforceability of these procedures, including any contention that all or part of these procedures are invalid or unenforceable, shall be governed by the Federal Arbitration Act and resolved by the arbitrator. Unless provided otherwise in the Agreement, the arbitrators may not award damages inconsistent with the Agreement or punitive damages or any other damages not measured by the prevailing party’s actual damages, and the parties expressly waive their right to obtain such damages in arbitration.

10. Warranties.

10.1 Warranty. WRT warrants to Delphi that Software shall operate as specified in the Documentation provided with the Software. The warranty as to an End User shall expire on the date twelve (12) months after the grant of such license to an End User, and as to Delphi shall continue throughout the Term, as appropriate. WRT shall, at its sole option, either repair or replace all defective Software within thirty (30) business days following receipt of notice of the fact that the Software does not comply with this warranty.

10.2 Exclusions. WRT MAKES NO OTHER EXPRESS OR IMPLIED WARRANTY, STATUTORY OR OTHERWISE, CONCERNING ITS PRODUCTS OR SERVICES INCLUDING WITHOUT LIMITATION, NO WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, WARRANTIES OF MERCHANTABILITY, OR WARRANTIES AS TO QUALITY OR CORRESPONDENCE WITH DESCRIPTION OR SAMPLE. WRT DOES NOT WARRANT ITS PRODUCTS AGAINST UNITED STATES PATENT INFRINGEMENT BY WAY OF THE USE OF SUCH PRODUCTS IN COMBINATION WITH OTHER MATERIALS OR IN THE OPERATION OF ANY PROCESS. THE EXCLUSIVE REMEDY FOR ANY AND ALL LOSSES RELATED TO THE PRODUCTS OR SERVICES SOLD OR LICENSED UNDER THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO, ANY ALLEGATIONS OF BREACH OF WARRANTY, BREACH OF CONTRACT, NEGLIGENCE OR STRICT LIABILITY SHALL BE LIMITED, AT THE INJURED PARTY’S OPTION, TO EITHER PAYMENT FOR THE PRODUCT LOST OR DAMAGED OR THE REPLACEMENT OF THE PARTICULAR PRODUCT FOR WHICH A CLAIM IS MADE AND PROVED IN ACCORDANCE WITH THIS AGREEMENT. WRT MAKES NO WARRANTY WITH RESPECT TO CONDITIONS RESULTING FROM ANY ACTIONS OR EVENTS CAUSED BY: (I) MODIFICATIONS, (II) MISUSE, (III) NEGLECT, (IV) ACCIDENT, (V) IMPROPER INSTALLATION, (VI) IMPROPER REPAIRS, (VII) IMPROPER APPLICATION, OR (VIII) END USER SITE CONDITIONS.

10.3 Limitations and Conditions. The warranties made by under Section 10.1 of this Agreement are subject to the following limitations and conditions:

(a) The products must be used in a manner consistent with the provisions set forth in the Documentation supplied with the products.

(b) The warranty period shall commence on the date of licensure.

11. Indemnity.

11.1 Indemnity. Each party agrees to defend, indemnify and hold the other party harmless from and against any claims, demands, suits, judgments, liabilities, costs and expenses (including reasonable attorney’s fees) which the other party may incur (i) arising out of a breach of representation or warranty in this Agreement by such party and (ii) which arises out of or relates to the negligence or intentional misconduct of such party.

11.2 Notice. Each party shall immediately provide the other party with written notice of any claims for which it desires to seek indemnity hereunder. Each party shall fully cooperate with the other (indemnifying) party in the defense of any such claims.

12. Miscellaneous.

12.1 Complete Agreement. This Agreement, including the attached Schedules, Exhibits or ancillary agreements which are incorporated as an integral part of this Agreement, constitute the entire Agreement of the parties with respect to the subject matter hereof and supersedes all previous proposals, oral or written, and all negotiations, conversations or discussions heretofore had between the parties related to the subject matter of this Agreement.

12.2 Relationship of Parties. Nothing in this Agreement shall be construed to make the parties to this Agreement, joint ventures or agents of each other; and neither party shall so represent itself as, joint venturer or agent of the other. Neither Delphi nor WRT shall have any authority to represent itself as any type of agent of the other.

12.3 Assignment/Transferability. Delphi may not sell, assign, or otherwise transfer (by operation of law or otherwise) any of its rights or obligations under this Agreement without the prior written permission of WRT, which permission shall not be unreasonably withheld. Either party may assign its rights and delegate its duties under this Agreement without the other party’s consent to any third party that purchases all or substantially all of the assets of such party or owns or controls, or comes to own or control, a majority of the voting equity interests or other controlling interest of such party.

12.4 Notices. Any notice which either party is required or may desire to give the other party under this Agreement shall be in writing, delivered and confirmed by the sender to the address set forth below, if sent by couriers such as FedEx or UPS, or by regular or certified mail addressed to the other party at the address set forth below, unless subsequently changed by written notice to the other party. Postage shall be prepaid, return receipt requested, and such notice shall be deemed given as of the date received or returned by the U.S. Postal Service for nondelivery.

To WRT:	Wireless Ronin Technologies Inc.
Baker Technology Plaza, Suite 475
5929 Baker Road
Minnetonka, MN 55345
Telephone: (952) 564-3500
Attn: General Counsel

To Delphi:	Delphi Display Systems, Inc.
3160 Pullman Street
Costa Mesa, CA 92626
Telephone: (714) 825-3400
Attn: Ken Neeld, President & CEO

12.5 Waiver. No waiver of any breach of any provision of this Agreement shall constitute a waiver of any prior, concurrent or subsequent breach of the same or any other provision hereof, and no waiver shall be effective unless made in writing.

12.6 Force Majeure. Upon written notice to the other party, a party affected by an event of “Force Majeure” (as defined below) shall be suspended without any liability on its part from the performance of its obligations under this Agreement, except for the obligation to pay any amounts due and owing hereunder. Such notice shall include a description of the nature of the event of Force Majeure, and its cause and possible consequences. The party claiming Force Majeure shall also promptly notify the other party of the termination of such event. During the period that the performance by one of the parties of its obligations under this Agreement has been suspended by reason of any event of Force Majeure, the other party may likewise suspend the performance of all or part of its obligations hereunder to the extent that such suspension is commercially reasonable. “Force Majeure” shall mean acts of God, strikes, lockouts or other industrial disturbances, war, riots, civil disturbances and other similar acts.

12.7 Amendment. This Agreement shall not be modified, amended, rescinded, terminated or waived, in whole or part, except by written amendment signed by both parties hereto.

12.8 Severability. In the event that any provision of this Agreement shall be illegal or otherwise unenforceable, such provision shall be severed and the entire Agreement will not fail on account thereof and the balance of this Agreement will continue in full force and effect.

12.9 Confidentiality. WRT and Delphi shall maintain confidential and secret, and shall not disclose to any other person, firm or corporation, “Confidential Information” regarding the other which is received or disclosed pursuant to this Agreement nor shall either party use any of the other party’s Confidential Information for any purpose other than to perform their respective obligations under this Agreement. Furthermore, neither party shall use Confidential Information received from the other party for any purpose other than to fulfill its obligations pursuant to this Agreement. Neither party may use the Confidential Information provided by the other party for any purpose that will encourage or enable competition with the party disclosing the Confidential Information, including competition by each party with the other. The term “Confidential Information” includes all non-public information and ideas, in any form whatsoever, concerning either Party’s business, employees, agents, vendors, suppliers, financial condition, operations, products, services or finances, disclosed by either Party (either verbally or in a written form) to the other Party. Each Party shall endeavor to designate, as such, any information or ideas it communicates which it, in good faith, believes constitutes “Confidential Information.” Such designation is for informational purposes only and the designation or lack thereof, is not determinative of the non-public nature of the information. Notwithstanding anything else written in this Agreement or the failure to so designate in writing, the source code in all Software and all Documentation shall be Confidential Information of WRT. The obligations of this section shall survive the expiration of this Agreement and shall apply to each Party and any directors, officers, employees, agents or advisors of each Party. Notwithstanding the above, neither party shall have any liability to the other with regard to any Confidential Information of the other which the receiving Party can prove:

(i) was in the public domain at the time it was disclosed or has entered the public domain through no fault of the receiving Party;

(ii) was known to the receiving Party, without restriction, at the time of disclosure, as demonstrated by files in existence at the time of disclosure;

(iii) is disclosed by the receiving Party with the prior written approval of the disclosing Party;

(iv) was independently developed by the receiving Party without any use of the Confidential Information, as demonstrated by files created at the time of such independent development;

(v) becomes known to the receiving Party, without restriction, from a source other than the disclosing party without breach of this Agreement by the receiving Party and otherwise not in violation of the disclosing Party’s rights;

(vi) is disclosed generally to third parties by the disclosing Party without restrictions similar to those contained in this Agreement; or

(vii) is disclosed pursuant to the order or requirement of a court, administrative agency, or other governmental body; provided, however, that the receiving Party shall provide prompt notice thereof to the disclosing Party to enable the disclosing Party to seek a protective order or otherwise prevent or restrict such disclosure.

(a) Return of Confidential Information. Upon expiration or termination of this Agreement, each Party shall return all Confidential Information received from the other Party.

(b) Remedies. Any breach of the restrictions contained in this Section 11.9 is a breach of this Agreement which may cause irreparable harm to the nonbreaching Party. Any such breach shall entitle the nonbreaching Party to injunctive relief in addition to all legal remedies.

(c) Confidentiality of Agreement. Each Party agrees that the Node License Fee and the WRT Services Fee per installed Node shall be treated as Confidential Information and shall not be disclosed to any third party, except as required by law, regulation or legal process.

12.10 Solicitation of Employees. During the term of this Agreement and for a period of two years thereafter, each Party agrees not to solicit or hire any employee of the other Party, either directly or indirectly, for employment or consulting, provided however that in the event of a breach of this Agreement by WRT or the termination of this Agreement by reason of any cause in section 5.2, Delphi shall not be bound to the restrictions in this section 12.10 .

12.11 Promotion and Disparagement. Each Party agrees that it will exercise reasonable efforts to promote the business interests of the other Party. In so doing, each Party agrees that it will not make any statement, convey any information or engage in any conduct, verbal or otherwise, or cause or attempt to cause any other person to make any statement, convey any information or engage in any conduct, either verbal or otherwise, that disparages or damages, or could disparage or damage, the reputation, goodwill or good standing of the other Party and its subsidiaries and other affiliates, or of any of the managers, members, officers, employees, partners or affiliates of any of the foregoing.

12.12 Effective Date. The Effective Date of this Agreement shall be that date upon which this Agreement is fully executed.

IN WITNESS WHEREOF, WRT and Delphi each caused this Agreement to be executed by their duly authorized representatives as of the date set forth in the first paragraph.

Wireless Ronin Technologies, Inc.		Delphi Display Systems, Inc.

By:	/s/ Scott Koller	By:	/s/ Ken Neeld
Name:	Scott Koller	Name:	Ken Neeld
Title:	President and Chief Executive Officer	Title:	President and CEO
Date:	April 11, 2013	Date:	April 11, 2013

Exhibit A

Delphi Pricing; Minimum Quantities

		Year					Total
		1	2	3	4	5
Nodes *	7,500	300	1,500	3,000	4,800	7,500
Delphi Annual Minimum Hosting Fees **		$22,500	$112,500	$225,000	$360,000	$562,500	$1,282,500

Exclusivity/Software Preferred Pricing for 1 – 7,500 installed nodes (“One-Time License Fee”)	$750,000

License fee for each Node starting at a cumulative 7,501 installed Nodes (“Node License Fee”)	$xx/Node

“WRT Services Fee” per installed Node***	$xx per Node per month

Pricing provided in this Exhibit A represents the standard pricing that the parties agree to utilize under the Agreement; provided, however, that under certain circumstances, the parties may need to modify the pricing to meet competitive circumstances. For instance, certain drive in restaurants may have more than 25 nodes per location, or certain Drive Through concepts may require rollout based volume pricing, and to be competitive with other vendors’ pricing, the parties may agree to adjust their pricing to enable sales and retain a competitive and commercially reasonable margin.

*	Represents the minimum number of Nodes that Delphi agrees will be installed pursuant to the Agreement by each applicable anniversary of the Effective Date and the total number of Nodes to be installed by the fifth anniversary of the Effective Date.

**	Represents the annual total dollar amount that Delphi shall pay WRT for WRT Services pursuant to the Agreement by each applicable anniversary of the Agreement Effective Date.

***

Delphi shall pay WRT this amount per installed Node per month under the Agreement, such amount due within thirty (30) days following the end of the calendar month in which such Node is installed or in use pursuant to the Agreement; provided, however, for clarity that all Nodes installed before the 15th calendar day of the month shall require payment of such amount and any Nodes installed on the 16th calendar day of a month shall not require payment of the applicable fee until the following month.

xx denotes confidential information which has been redacted in the publicly filed version of this document pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The redacted material has been filed separately with the Commission.

Exhibit B

EXAMPLE NETWORK OPERATIONS CENTER SERVICE LEVEL AGREEMENT

Effective Date:

This Network Operations Center Service Level Agreement (“NOC SLA”) by and between Delphi Display Systems, Inc., a Delaware corporation with offices located at 3160 Pullman St, Costa Mesa, CA 92626 (“Delphi”) and                                               [complete full legal name of Customer] (“Customer”), a company with offices located at                                          [Fill in Customer address.]

Delphi, in association with its contracted third party service provider, operates global Network Operations Center (“NOC”) operations. The NOC supports Customers’ networks 24/7/365 in the USA and is managed by the NOC Support department (“NOC Support”). NOC Support will respond to alerts, diagnose system errors, and, where commercially reasonably possible, proactively identify and address system issues before they negatively impact Customer’s digital signage systems in NOC Support’s charge.

Through this NOC SLA, Customer enters into a contractual relationship with Delphi to support Customer’s digital signage and marketing technology systems using RoninCast® software that Delphi has sold and licensed to Customer. This Agreement specifies terms and conditions pursuant to which Delphi will provide appropriate service and support (defined below) to Customer by ensuring that Customer’s RoninCast® software and NOC Services are maintained at a level of functionality defined by this Agreement. Subject to the terms and conditions stated below, Delphi will provide professional help desk support to Customer, monitor System operation, and work to minimize disruption to System operation. This Agreement will detail scope of support, expectations on resolution, any remedies related to System issues and an overview of the relationship between Customer and Delphi, including Customer’s responsibilities.

1. DEFINITIONS

“NOC Support” refers to those Delphi or third party personnel who provide contact with Customer pursuant to this Agreement.

“Support Service Fee” shall mean the monthly fee paid by Customer for Customer System Support Services.

“Customer System” means all of those Customer locations licensed to use RoninCast® software in a digital menu or promotional board system deployed and operated by within that group of locations owned or controlled by Customer, including franchisee locations.

“Support Services” shall mean any System maintenance, telephone support, website support, and email support provided for the Customer System in accordance with this Agreement.

“Software” means RoninCast® software licensed to the Customer.

“Service Interruption.” A “Service Interruption” occurs when either a Software issue occurs during normal operating hours for each Customer System location that results in (i) one or more of the “display devices” within Customer System is not displaying expected content, or (ii) a disruption that results in content updates issues with the effect that new content can’t be transmitted to one or more display devices, or (iii) a hardware failure occurs disrupting either System communication or a display device. Different priority levels will be assigned to Service Interruptions based on a combination of the severity and pervasiveness of the issue. A Service Interruption shall be deemed to have occurred upon the earlier of the time when:

(a) Delphi discovers the Service Interruption, or

(b) Customer notifies Delphi of the Service Interruption according to the requirements of this Agreement.

“System” means Customer’s digital signage system, including all hardware and software operating that system, including, but not limited to the Software, that Delphi has sold or licensed to Customer. By way of example, and not by way of limitation, software excluded from Support Services would include third-party operating system or other third party software on computers composing part of a System. This Agreement may refer to an individual System at a particular installation site representing one Customer store. When referred to generally, the System is composed of all of the individual site Systems and the software located at or operated by Delphi to support and maintain the System.

“Updates” shall mean any release for revisions, modifications, upgrades, updates and changes to the RoninCast® and third party software and documentation that are made commercially available. Delphi shall exert commercially reasonable efforts to ensure that any such Updates have been tested for function compatible with Customer System digital signage deployed so as to minimize the chance of errors, loss of data and interruption of service.

Call Priorities:

Priority 1

Priority 1 is the highest priority level. It indicates that Customer’s digital signage System is completely unusable. A Priority 1 ticket has one or more of the following characteristics:

•	High Customer impact or visibility, such as grossly incorrect content affecting Customer’s ability to conduct business, no content at all (black screen), etc.

•	Example 1: a digital signage display device is black and showing no content during business hours.

•	Example 2: all prices on a display are $0.00.

•	Any issue without a workaround that prevents the operator of a Customer System from executing necessary actions.

•	Example 1: a Customer System operator is unable to update a digital sign due to an error in the web portal or content management system.

•

Hardware failure causing any of the above. If the hardware failure is mitigated by redundancy or a spare system, and there is no perceptible difference to the Customer, the ticket is considered to be Priority 3.

•	Example 1: a display no longer powers on, and the Customer System does not have a redundant display configuration.

•	Example 2: a player crashes at random times, and the Customer System does not have a redundant player configuration.

Priority 2

Priority 2 is the second-highest priority level. It indicates that the Customer System is experiencing problems that affect the Customer System location’s ability to conduct business, but for which a temporary workaround is implemented. A Priority 2 ticket has one or more of the following characteristics:

•

High Customer impact or visibility, such as grossly incorrect content affecting the Customer’s ability to conduct business, no content at all (black screen), etc., but for which a workaround is rendering the problem invisible from the Customer System location and the site consumer’s perspective.

•	Example 1: a schedule does not change at the appropriate time, and must be changed by Delphi manually at specific times.

•	Example 2: a system has a memory leak and must be forced to reboot or restart applications on an ongoing basis.

Priority 3

Priority 3 is the third-highest priority level. It indicates that, while there is a problem with the Customer System, it does not affect the Customer’s ability to conduct business. This priority level includes problems found through routine checks or automatic monitoring that do not fall into one of the higher priority levels. A Priority 3 ticket has one or more of the following characteristics:

•	Known, low-impact site issues.

•	Example 1: a Customer System is experiencing a planned power or network outage.

•	Example 2: a loss of network connectivity to a Customer System device is found through routine checks.

•	Example 3: content appears out-of-date, but has not been reported as such by the Customer System operator.

•	Hardware-related issues that cause no immediate impact to the Customer System, such as in cases where redundancy or a spare component is implemented.

•	Example 1: a display has been physically damaged, but the Customer System has a working redundant display configuration that is covering for the loss of the damaged display.

•	Example 2: a player no longer powers on, but the Customer System has a working redundant player configuration that is covering for the loss of the failed player.

Priority 4

Priority 4 is the lowest priority level. It indicates that there is a low-impact project, content change, information request, feature request, or an installation, de-installation, or reinstallation. Priority 4 indicates that there is no impact to the Customer System, and that the ticket does not document a problem. Examples of Priority 4 tickets are:

•	Customer questions about hardware, software, configuration, etc.

•	Example 1: The Customer inquires regarding the minimum hardware specifications for RoninCast® software.

•	Example 2: The Customer asks if a function is possible in RoninCast® software.

•	Assisting with installation, configuration, and training.

•	Example 1: A new site is being installed, and an installation technician has called into NOC Support.

•	Example 2: The Customer is asking for assistance in creating a new template.

•	Content and/or scheduling changes and/or adjustments.

•	Example 1: A minor content change on a display is requested.

•	Example 2: The Customer requests an additional stock ticker be placed on a digital sign.

•	All other issues and requests that have no impact for the Customer.

2. AGREEMENT TERM

Term and Extensions. The term of this Agreement shall commence on the Effective Date stated above and shall continue thereafter for a term of two years. This Agreement shall automatically renew for subsequent one year periods unless and until either party provides the other party with not less than sixty (60) days’ notice of its intention to terminate; provided, however, that Customer may not terminate this Agreement for convenience at any time prior to two (2) years following the last date of acceptance of a Customer System at any location.

3. CUSTOMER RESPONSIBILITIES

Access. Customer agrees to use reasonable commercial efforts to provide Delphi with reasonable access to all necessary personnel to answer any questions about any problems reported by Customer or detected by Delphi regarding the System or Software. If Customer or the applicable Customer location owner or manager prevents reasonable access to fix a problem at such location, Customer shall reimburse Delphi for, or pay directly as determined by Delphi, any costs incurred in dispatching such technician to that site for both the original visit and for any follow up visits necessitated by the failure to provide access to the Customer Location.

Updates. Delphi reserves the right to update the System when each Customer System site is closed (outside normal business hours) as necessary to ensure proper System function with a documented change control ticket to be communicated to Customer staff; provided, however, that Delphi and the individual Customer location will cooperate to minimize the impact of any such updates on the operation of the digital signage System at that location. Delphi will provide prior notice of any such required maintenance. Customer agrees to provide its reasonable cooperation, including both reasonable physical and electronic access to the System as Delphi deems necessary to effectuate any such updates or other services required to ensure proper System function.

Connectivity. The Customer network, including broadband network and voice / phone connectivity into each Customer location is a critical component for the successful resolution of issues with the System. Network, broadband or voice connectivity losses outside of Delphi’s reasonable control may result in an hour-for-hour delay in the resolution / restore time commitments. Customer and Customer site locations in the Customer System assume responsibility for maintaining the broadband network and voice/phone connectivity.

If a connectivity interruption between the Customer location/Customer System and Delphi hosting and support facilities (NOC) is identified as being caused by Customer’s network, Customer, the applicable Customer location owner or manager, modifications to the network equipment or setup in the Customer location, then Customer is responsible to resolve the issue. If Delphi is requested to troubleshoot and resolve issues caused by Customer’s network, Customer will reimburse Delphi for any costs incurred to include but not limited to Delphi NOC Support time and dispatching a technician to the Customer location on a time and materials basis at the then-current Delphi time and materials rates generally charged by Delphi to its other customers.

Assistance. Customer will cooperate with NOC Support to complete basic troubleshooting protocols. For example, NOC Support may ask the Customer contact whether the affected hardware is plugged in, whether that hardware is turned on, and whether network and infrastructure provided by the Customer allow proper access to NOC Support. If Customer requests Delphi to dispatch a technician to complete troubleshooting, Customer will reimburse Delphi for the cost of the onsite technician.

Investigation; Follow Up. Delphi will promptly investigate the facts and circumstances of the problem causing a Service Interruption and provide an explanation or a reasonable workaround solution as is appropriate for the circumstances.

Primary Contacts. Customer shall appoint two individuals within Customer’s organization specified in NOC SLA Table 2, Authorized Contacts, below to serve as primary contacts between Customer and Delphi and to receive support from NOC Support. To the extent reasonably possible, Customer shall initiate NOC Support inquiries through these contacts. Customer may change these primary contacts from time-to-time upon written notice to Delphi. Delphi shall not be responsible for its failure to promptly address a NOC Support issue if Delphi is delayed in reaching one of Customer’s designated primary contacts or contact information for such Authorized Contacts has changed without Delphi having received written notice of that change.

4. SUPPORT

In Scope Items

•	Subject to the terms and conditions of this NOC SLA, Delphi will provide support to the following:

•	RoninCast® software;

•

Third party software used on the Customer System as specified by Delphi; provided, however, that to the extent that third party software is used on the Customer System for purposes unrelated to digital signage, Delphi shall be relieved of responsibility for supporting such software; and

•	Hardware purchased or loaned from Delphi.

•

Subject to the other terms and conditions of this Agreement, Delphi’s commercially reasonable efforts to ensure full operation of each Customer System during Customer locations’ normal business hours for each location (excluding Customer networking issues). “Full operation” of the Customer System means that all content is displayed. Monitoring of all Customer System content will be maintained during normal business hours for each site.

•

Troubleshooting and/or resolution of any issues that interrupt full operation of the menu boards; provided, however, that Delphi will not be responsible for issues outside its reasonable control, such as interruption of AC power, internet service outage or other such causes. Each Customer location is responsible for maintaining AC power, broadband network and voice/phone connectivity.

•

Any software updates that Delphi deems necessary to meet the functional needs of Customer as defined within this Agreement, including OS and third party patches to be installed as soon as commercially reasonable consistent with minimizing disruption of Customer System operation in support of Customer’s business.

•	First Level NOC Hardware support. (See “Assistance” above.)

•	Delphi will provide and maintain a functional interface for Customer System delivery of (valid) content and schedules subject to the following conditions:

•	Customer must report issues with the interface promptly to ensure time to implement a workaround or resolution will not affect normal operations.

•	Customer or Customer’s content provider assumes responsibility for testing all content within a compliant Delphi test system prior to distribution to the production environment Customer System.

•

Delphi and Customer shall facilitate normal Customer System maintenance for all components for the Software, scheduling such maintenance to ensure full operation of the Customer System during normal operating hours for each Customer location so far as is commercially reasonably possible.

•

Delphi shall facilitate scheduled content distribution; provided, however, that Delphi shall assume responsibility for distribution of content from Customer’s content provider if such content is provided to Delphi in an approved format and if such content has been tested for proper function on a compliant Delphi test system. Delphi must be provided with not less than three days’ advanced notice for scheduled content changes.

•	Schedule creation, maintenance or distribution.

•	Content and schedule testing within a compliant Delphi test system prior to distribution to the production environment System.

Out of Scope Items. Delphi assumes no responsibility for

•	Except as it relates to the items for which Delphi explicitly assumes responsibility in writing, content aesthetics, operation and utility.

•

Any updates to the Software based on Customer’s changed functional requirements not stated within this Agreement, another SOW, amendment or change order signed substantially at the same time as or after this Agreement. Supplier and Delphi will not unreasonably withhold or delay signature on any such SOW, amendment or change order.

•	Except to the extent caused by items for which Delphi does assume responsibility, troubleshooting of Customer network connectivity issues.

•	Multi-lingual technical support unless otherwise specifically mutually agreed in a writing signed by authorized representatives of each party; NOC Support is English only speaking staff.

•

Third party software issues causing a System to not operate substantially as specified and where such issues reasonably require assistance of the third party software licensor as reasonably determined by Delphi. Any software or hardware within a Customer System that was not installed or recommended for installation by Delphi to facilitate operation of the applicable Customer System, Delphi assumes no responsibility for resolving issues caused by such software or hardware and Customer agrees to reimburse Delphi for any reasonable and necessary costs incurred by Delphi in assisting Customer or the Customer location owner or operator in resolving issues related to such software or hardware.

•

System integration of Customer and Delphi NOC Support operations for third party systems with which Delphi has not explicitly agreed to integrate in a writing signed by authorized representatives of each party.

Telephone

•

Telephone Calls; Proper Number. Customer will place telephone calls seeking Support Services to Delphi’s main NOC Support numbers, 952.564.3600 or 888-369-3629 (domestic 800 number). Customer agrees to use reasonable diligence not to place calls for Support Services through any other Delphi phone number. Telephone calls placed to other Delphi telephone numbers are not subject to the terms and conditions of this Agreement and Delphi shall be relieved of responsibility to provide Support Services on a schedule consistent with properly placed calls, though Delphi shall exercise reasonable efforts to respond to such calls and to resolve any issues raised in such calls according to the procedures established for such calls properly placed once NOC Support has received the information from the improperly placed call. Delphi shall not be relieved of responsibility if one or more of the designated numbers are not working properly for reasons within Delphi’s reasonable control.

•

Telephone Call Response. NOC Support will take all calls as promptly as reasonably possible, and in any event within five minutes. If a NOC Support representative is unavailable at the time a call is received, a Customer callback request will be automatically generated and NOC Support will respond as outlined in this Agreement, and in any event within 30 minutes. Except as provided above, messages left on any other Delphi phone number will not be covered under the response timetable or this Agreement.

5. NETWORK MONITORING

•

Monitoring Timeframe. NOC Support will monitor Customer’s System on a 24 by 7 basis to try to ensure that all Customer Systems are communicating and playing content as scheduled without Service Interruption. NOC Support will proactively and routinely check for any monitoring alert and will work to resolve the issue based on the terms outlined in this Agreement. Delphi will contact Customer’s designated contacts upon detection of an issue causing an extended Service Interruption that will continue to occur during normal operating hours for the affected site(s).

6. RESOLUTION AND TRACKING

•

Tracking. Delphi shall track all Customer support requests and issues detected by Delphi’s monitoring activities on Customer’s System that Delphi determines require Support Services through a trouble ticket system. Delphi may change that trouble ticket system from time-to-time in Delphi’s discretion; provided, however, that Delphi shall exercise reasonable efforts to keep any such change from materially negatively impacting Support Services provided to Customer. Appropriate status responses and updates will be provided to Customer via web, email, or phone as described above.

•

Response. Delphi NOC Support will respond to Customer within thirty minutes after Delphi has received notice of a service interruption via network monitoring alerts or telephone call, or one business day if notified via email; provided, however, that such notice must be provided properly as specified above.

•

Diagnosis and Resolution. Each trouble ticket is categorized by a priority which is calculated based upon the severity and pervasiveness of the issue. Each priority level has corresponding resolution and timeline guidelines (See Table 1—Issue Priority Calculation below).

•

Resolution Timelines. Time to content restoration on screen whether by workaround or final fix for RoninCast® software problems will be 60 minutes or less from the time of initial contact with site to facilitate troubleshooting. This requires redundancy to be installed at the location, and if redundancy is not in place, the resolution time depends on the hardware warranty options purchased such as advanced replacement and shipment methods.

•

Performance Decrease. Subject to other terms and conditions of this Agreement, Delphi warrants that the Customer System will operate normally without Service Interruption each month during normal business hours and 30 minutes before and after such business hours for each of the Customer System locations. During normal business hours, the System will be up and running 99.9% (0.1 percent down time equals 8 hours, 46 minutes per year) of the time, other than due to prescheduled maintenance outages. This “uptime” percentage shall be measured across the entire Customer System and shall not apply to any single Customer System Customer location’s System. Delphi is not responsible for System Interruptions based on Customer issues not reasonably within Delphi’s control including, but not limited to:

(a) Failures of portions of the System such as networks, equipment, or circuits not provided, sold or licensed by Delphi. For example, failure of electrical power, internet access, satellite signal or other Service Interruption necessary for normal system operation without Service Interruptions beyond Delphi’s reasonable control.

(b) Maintenance and service schedules requiring shutting down Customer’s System or portions of that System.

•

Hardware Uptime. At any time during NOC Support’s performance of Support Services under this Agreement, if System hardware causes an issue that Delphi cannot repair from the NOC, NOC Support will promptly dispatch appropriate field service support resources to resolve the issue onsite. The parties agree that except to the extent specifically agreed otherwise in writing, Delphi does not manufacture hardware or offer a warranty on such hardware independent of that received from the hardware manufacturer, nor can Delphi warrant the performance of hardware manufacturers’ service providers engaged to provide service to Systems within the Customer System, however, Delphi agrees to provide the services for such hardware as set forth in any written agreement signed by authorized representatives of both parties.

•	Progress Updates. Delphi will keep Customer informed through the Authorized Contacts to the extent reasonably practical regarding progress until each issue is resolved.

•

Exceptions. Delphi’s obligation to provide Support Services and to satisfy diagnosis and resolution requirements stated here is subject to the following: Delphi will not be responsible for any Service Interruptions to the extent arising from or relating to:

a)	any performance decrease caused by events or circumstances beyond Delphi’s control, including without limitation earthquakes, fires, floods, riots, wars, labor disputes (other than Delphi’s labor disputes), government regulation or intervention or changes in laws or government requirements is not included in the calculation of remedies and shall not count towards any credits to be given under this Agreement;

b)	network connection failures caused by Customer issues and/or employees’ errors, hardware, software, or equipment failure (including but not limited loss of Internet connections, non-working applications, firewall reconfigurations, or password changes) or scheduled downtime are excluded;

c)	negligence, error, omission or willful misconduct of Customer its employees or agents;

d)	atmospheric conditions or failure of the electrical power source needed to operate any System (except to the extent such failure could have been prevented by surge suppressor devices);

e)	mutually agreed pre-scheduled maintenance or installation periods necessitating taking a System off line, by the Customer location, by the hardware vendor or service company or by Delphi;

f)	alterations of or additions to the Software performed by parties other than Delphi or parties not approved by Delphi;

g)	use of the Software on any operating system or computing device other than the operating system or computing device for which such Software was designed and on which it was licensed for use; or

h)	Service Interruptions caused by third party software not provided or supported by Delphi.

•

Software; Exceptions. Delphi licenses the Software to Customer for use on the System. Delphi also provides third party software to Customer subject to license agreements between Customer and the owner of such third party software. By way of example, but not by way of limitation, each System may use third party operating system and anti-virus software licensed by the third party to the owner of the System.

NOC SLA Table 1: Escalation Event, Time and Action Tables

Escalation Event, Time and Action

Priority 1 – Highly Visible

Event Time	Escalation Action

0

•   Incident report (trouble ticket) opened.

•   Initial priority and severity levels assigned.

•   Troubleshooting and resolution begin.

•   For hardware, contact appropriate hardware vendor for Level 2 Help Desk support and/or dispatch.

1 hour

•   Content restoration on screen whether by workaround or final fix

•   If issue is not resolved, NOC Support will notify NOC Supervisor and Technical Support Group (TSG) and update them on resolution status/actions.

2 Hours

•   If issue is not resolved, NOC Support will notify NOC Supervisor and Technical Support Group (TSG) and update them on resolution status/actions.

•   Work around presented to Customer when applicable.

•   Update provided to Customer.

6 Hours

•   If issue is not resolved, NOC Manager will notify TSG management and update them on resolution status/ actions.

•   Issue escalated to Software Development, if appropriate.

•   Updates provided to Customer.

24 hours	• Requirement for resolution and restore. • If resolution not provided within time period, see section below entitled “Credits.”

Hardware	• Create electronic interface with appropriate hardware vendor for Level 2 Help Desk support and/or dispatch.

Priority 2 – Moderate Visibility

Event Time	Escalation Action

0

•   Incident report (trouble ticket) opened.

•   Initial priority and severity levels assigned.

•   Troubleshooting and resolution begin.

•   For hardware, contact appropriate hardware vendor for Level 2 Help Desk support and/or dispatch.

90 Minutes	• Delphi response to initial issue.

6 Hours

•   If issue is not resolved, NOC Support will notify NOC Supervisor and Technical Support Group (TSG) and update them on resolution status/actions.

•   Work around presented to Customer when applicable.

•   Updates provided to Customer.

12 Hours

•   If issue is not resolved, NOC Manager will notify TSG management and update them on resolution status/ actions.

•   Issue escalated to Software Development, if appropriate.

•   Hourly updates provided to Customer.

36 hours	• Requirement for resolution and restore. • If resolution not provided within time period, see section below entitled “Credits.”

Hardware	• Create electronic interface with appropriate hardware vendor for Level 2 Help Desk support and/or dispatch.

Priority 3 – Low Visibility

Event Time	Escalation Action

0

•   Incident report opened.

•   Initial priority and severity levels assigned.

•   Troubleshooting and resolution begin.

•   For hardware, contact appropriate hardware vendor for Level 2 Help Desk support and/or dispatch

6 Hours	• Delphi response to initial issue. May include escalation to Customer for resolution.

24 Hours	• If issue is not resolved, NOC Support will notify the NOC Supervisor and the Technical Services Group (TSG) and update them on resolution status / actions. • Updates provided to Customer

36 Hours

•   If issue is not resolved, the NOC Supervisor will notify TSG Management and update them on resolution status / actions.

•   Issue escalated to Software Development, if appropriate.

•   Updates sent to Customer in 12 – 24 hour intervals.

5 Days	• Requirement for resolution and restore. • If resolution not provided within time period, see section below entitled “Credits.”

Hardware	• Create electronic interface with appropriate hardware vendor for Level 2 Help Desk support or dispatch.

NOC SLA Table 2: Authorized Contacts.

Primary Customer contacts for communications by and between Customer and Delphi shall be:

Name	Telephone Number	Cell Phone Number	Email Address

[To be completed by Customer]

Customer may, in its sole discretion, change the persons named above as primary contacts with Delphi from time to time, provided, however, that Customer shall notify Delphi of any such changes in writing and shall at all times maintain at least two primary contacts.

7. DOCUMENTATION AND REPORTING.

Delphi shall provide the following documents to Customer at times as designated below. Delphi may change the format and content of these documents from time to time; provided, however, that Delphi shall not unreasonably diminish the completeness or usefulness of content provided to Customer.

a)	NOC Support Monthly Issues Report. Delphi shall provide this report to Customer within five business days after end of each calendar month during the Term.

b)	Any custom reporting requirements need to be mutually agreed upon between NOC Support and Customer to ensure proper documentation requirements and timelines are properly met.

8. SERVICE WINDOW. Subject to the parties’ mutual agreement to the contrary, Delphi shall perform routine maintenance and upgrades within the following service window of Friday 23:00 Central Time – Saturday 05:00 Central Time unless otherwise specifically mutually agreed in writing.

9. FEES. In the event that a Service Interruption is caused by Customer or Customer location and Delphi is required to resolve, Customer will reimburse Delphi, as set forth below, for the service. Fee will be issued in a billing cycle following the month when the service was performed.

Measurable Event	Exclusions	Remedy

Incorrect content and/or pricing information displayed during normal business hours introduced by Customer personnel or by third party vendors not approved by Delphi necessitating an unscheduled/emergency content push to resolve.

Fee equal to 10% of the current month’s Support fee for affected device(s) for the first occurrence

Fee equal to 20% of the current month’s Support fee for affected device(s) for subsequent occurrences.

Connectivity issue to a System caused by modifications not performed by Delphi		NOC time billed at $100/hour. Onsite Technician billed at $125/hour.

Technician dispatched to perform troubleshooting		Onsite Technician billed at $125/hour.

Technician visit cancelled same day of visit or aborted when onsite by Customer.		$125

10. CREDITS. In the event that a Service Interruption requiring Support Services is unresolved within the resolution timeframe as outlined in this Agreement, Customer will receive a credit allowance, as set forth below, for the month of service in which the Service Interruption was reported. Credit will be issued in billing cycle following the month when Service Interruption was first reported.

NOC SLA Table 3: Service Interruption Remedies

Measurable Event	Exclusions	Remedy

Incorrect content and/or pricing information displayed during normal business hours lasting more than one hour.	Excludes content and / or scheduling errors introduced by Customer personnel or approved third party vendors.

Refund equal to 10% of the current month’s Support fee for affected device(s) for the first occurrence.

Refund equal to 20% of the current month’s Support fee for affected device(s) for subsequent occurrences.

Disruption in display of content lasting more than one hour that occurs during normal operating hours for each site.	Excluding hardware failures that Delphi addresses according to the terms and conditions of this Agreement.

Refund equal to 10% of the current month’s Support fee for affected device(s) for the first occurrence.

Refund equal to 10% of the current month’s Support fee for affected device(s) for subsequent occurrences.

Failure to provide either an acceptable workaround or resolution to a reported system issue.

Refund equal to 10% of the current month’s Support fee for affected device(s) for the first occurrence.

Refund equal to 20% of the current month’s Support fee for affected device(s) for subsequent occurrences.

**	Note: Customer must appropriately report all occurrences to Delphi as defined within the Support section of this document. All remedy related issues must be reported within one business day of occurrence if they’re going to be considered applicable for credit issuance.

Remedy. The credits payable in accordance with the terms and conditions of this Agreement shall be the sole remedies that the Customer may have at law or in equity for any Service interruptions or performance decreases of any kind or any other Delphi breach of this Agreement.

Message Traffic. For the purposes of this Agreement, Customer shall not to use mechanical or software devices to repeatedly transmit test messages, increase message traffic or in any way attempt to manipulate the data used by Delphi to calculate the credits herein.

IN WITNESS WHEREOF, the undersigned have executed and delivered this Network Operations Service Level Agreement as of the date first set forth above.

DELPHI DISPLAY SYSTEMS, INC.
(“Delphi”)	(“Customer”)

By:	By:
Name:	Name:
Title:	Title:

Exhibit C

End User License Agreement (“EULA”)

END USER LICENSE AGREEMENT

This End-User License Agreement (“EULA”) is a legal agreement for all software products provided by Delphi Display Systems, Inc. which include computer software and may include associated media, printed materials, and electronic documentation (collectively the “Software Product”), between the entity entering into this license agreement as the user, including employees and agents of the user business entity (“you”) and Delphi Display Systems, Inc. (“Delphi”). By installing, copying, or using the Software Product in any way, you agree to be bound by the terms of this EULA. If you do not agree to the terms of this EULA, you may not install or use the Software Product. You represent and warrant to Delphi that you have the capacity and authority to enter into this Agreement on your own behalf as well as on behalf of the owner of the computer the Software Product is being installed upon. For purposes of this EULA, the “owner” of a computer is the individual or entity that has legal title to the computer or that has the possessory interest in the computer if it is leased or loaned by the actual title owner.

Copyright. This Software Product is protected by copyright laws and international copyright treaties, as well as other intellectual property laws and treaties. All right, title and copyrights in and to the Software Product (including but not limited to any images, photographs, animations, video, audio, music, text, and “applets” incorporated into the Software Product) are owned by Delphi, its licensors or suppliers.

Grant of License. The Software Product is licensed, not sold, to you. Subject to the condition that you are in compliance with the terms of this EULA: (a) you may install and use one copy of the Software Product, or any prior version for the same operating system, on a single computer for use by a single simultaneous operator; and (b) you may install a single copy of the Software Product, strictly for your own business use, on one computer CPU owned by you. No other use, copying or distribution of the Software Product is permitted. You may not rent the Software Product, nor may you offer use of it to others through a service bureau or application service provider. If you are installing this copy of the Software Product as an upgrade, update, patch or enhancement of a prior release of the same Software Product which was installed on the same computer, your rights under the prior license agreement for the Software Product are terminated, and all of your use of the Software Product (including its prior versions) are solely under the terms of this license agreement.

Limitations. Except to the extent such a restriction is unenforceable under local law, you may not reverse engineer, decompile, or disassemble the Software Product. You may not modify, amend, or create derivative works of the Software Product.

Limitation of Liability. To the maximum extent permitted by applicable law, in no event shall Delphi, its licensors or suppliers be liable for any special, incidental, indirect, or consequential damages whatsoever (including, without limitation, damages for loss of business profits, business interruption, loss of business information, or any other pecuniary loss) arising out of the use of or inability to use the Software Product, even if Delphi has been advised of the possibility of such damages. In any case, the amount of Delphi’s entire liability under any provision of this EULA shall be limited to the greater of the amount actually paid by you for the Software Product or US$10.00.

General. No terms of any purchase order, acceptance, purported amendment, or any document or communication other than an agreement expressly agreed upon in writing by a duly authorized officer of Delphi specifically citing this EULA shall replace, modify, amend or override this EULA. If any provision of this EULA is held to be unenforceable for any reason, such provision shall be reformed only to the extent necessary to make it enforceable, and such decision shall not affect the enforceability of such provision under other circumstances, or of the remaining provisions hereof under all circumstances. No waiver by Delphi of any breach of any term or provision of this EULA shall be construed to be a waiver of any preceding or succeeding breach of the same or any other term or provision hereof. Delphi’s various rights and remedies hereunder shall be construed to be cumulative and no one of them is exclusive of any other or of any right or remedy allowed by law or in equity. This EULA shall be governed by and construed in accordance with the laws of the State of California, USA (without regard to its choice of law principles), except to the extent the local law of your local jurisdiction requires use of your local jurisdiction’s law, and shall benefit Delphi, its subsidiaries, successors and assigns. Any claim or dispute between you and Delphi or against any subsidiary, agent, employee, successor or assignee of Delphi, whether related to this Agreement or otherwise, and any claim or dispute related to this Agreement or the relationship or duties contemplated under this Agreement, including the validity of this arbitration clause, shall be resolved by binding arbitration by the National Arbitration Forum to be held in Orange County, California under its Code of Procedure then in effect. Any award of the arbitrator(s) may be entered as a judgment in any court of competent jurisdiction. Except as may be required by law, neither a party nor an arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both parties. Information concerning such arbitration may be obtained, and claims may be filed, at any office of the National Arbitration Forum. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this EULA. Should you have any questions concerning this EULA, or if you desire to contact Delphi for any reason, please contact: Delphi Display Systems, Inc., 3160 Pullman Street, Costa Mesa, CA 92626 USA/Telephone: 714.825.3400/Facsimile: 714.825.3401/E-mail: info@delphidisplay.com.

Exhibit D

WRT Trademarks and Copyrights

Such trademarks and copyrights include, but are not limited to, those listed below and any others that may subsequently be used or registered by WRT:

Wireless Ronin®

RoninCast®

Communicating at LifeSpeed®

Pixels Beat Paper™

WRT Copyrights. WRT reserves all copyrights in and to the Software and any software design, architecture, training, implementation, support and other relevant technical information relating to the Software. Documentation includes source code, which also is subject to trade secret protection and is considered WRT Confidential Information for purposes of the Agreement.

Delphi Trademarks and Copyrights

Such trademarks and copyrights include, but are not limited to, those listed below and any others that may subsequently be used or registered by Delphi:

Delphi Display Systems, Inc.®

Insight Track™

Insight Verify™

Insight Inform™

Insight Engage™